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                                                                EXHIBIT 10(D)


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made as of September 1, 1999, between Greenland Corporation, a Nevada corporation (hereinafter referred to as "Greenland") and Lee R. Swanson ("Employee").

         1.       TERM OF EMPLOYMENT

         Greenland hereby employs Employee and Employee hereby accepts employment with Greenland for the period beginning on September 1, 1999, and terminating on September 1, 2000. Thereafter, this Agreement and Employee's employment hereunder shall be automatically renewed for a one-year term. As used herein, the phrase "employment term" refers to the entire period of employment of Employee by Greenland hereunder; whether for the period provided above, or terminated earlier as hereinafter provided, or extended by mutual agreement of Greenland and Employee.

         2.       DUTIES OF EMPLOYEE

                  2.01 GENERAL DUTIES. Employee shall serve as a member of the Board of Directors of Greenland and President of Check Central, Inc. Notwithstanding the foregoing, the precise services of Employee may be specified or changed from time to time at the discretion of the Board of Directors of Greenland provided that any such change shall be consistent with
Section 2.02.

                  2.02 SPECIFIC DUTIES. Employee's responsibilities shall be to act as the President of Check Central, Inc. Mr. Swanson shall serve as a member of the Board of Directors of Greenland and on such committees of the Board of Directors to which he is appointed. Mr. Swanson shall specifically and without limitation have the responsibility to carry out the policies established by the Chief Executive Officer of Greenland with respect to the operations of Check Central, Inc.

                  2.03 DEVOTION OF ENTIRE TIME TO GREENLAND'S BUSINESS. Employee shall devote his entire productive time, ability and attention to the business of Greenland during the term of this Agreement. Employee shall not directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Board of Directors of Greenland. Those entities or organizations which the Board of Directors approve and the nature of the service to such entity which is approved shall be listed on Exhibit "A" to this agreement, which shall be signed by a member of the Board of Directors. In addition, Employee may participate in social, civic or professional associations, provided such activities do not compete directly with the business of Greenland and such activities do not interfere materially with the performance of Employee's duties under this Agreement. Notwithstanding the foregoing, this paragraph shall not be construed as preventing Employee from investing his assets in such other manner as will not require anything other than incidental services on the part of Employee in the operation of the affairs of any entity in which the investments are made.

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                  2.04 UNIQUENESS OF EMPLOYEE'S SERVICES. Employee hereby agrees the services to be performed by him under the terms of this Agreement are of special, unique, unusual, extraordinary, and intellectual character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated by monetary damages in an action at law. Employee therefore expressly agrees that Greenland, in addition to any other rights or remedies which Greenland may possess, shall be entitled to injunctive and other equitable relief to prevent a breach of this Agreement by Employee.

                  2.05 LOYAL AND CONSCIENTIOUS PERFORMANCE OF DUTIES.
Employee agrees, to the best of his ability and experience, he will at all times loyally and conscientiously perform all of the duties and obligations either expressly or implicitly required of him by the terms of this Agreement.

         3.       COMPENSATION OF EMPLOYEE

                  3.01 BASE SALARY. As compensation for services hereunder, Greenland shall pay Employee a base salary ("Base Salary") of One Hundred Forty Four Thousand Dollars ($144,000.00) per year for the period beginning on September 1, 1999, and terminating on September 1, 2000. The Base Salary shall be payable in accordance with the normal payroll practices of the Company then in effect. The Base Salary and all other forms of compensation paid to Employee hereunder shall be subject to all applicable taxes required to be withheld by the Company pursuant to federal, state or local law. The Base Salary shall be increased by a minimum of 10% of such Base Salary at each year's anniversary hereof, and in addition thereto the Company in its sole discretion may also increase the Base Salary from time to time as determined by the Board or a committee of the Board.

                  3.02 BONUS. In addition to the Base Salary above, Employee shall receive a bonus equal to 25% of his Base Salary upon Greenland shipping 50 check cashing machines; a bonus equal to 50% of his Base Salary upon Greenland shipping a total of 100 check cashing machines; a bonus equal to 75% of his Base Salary upon Greenland shipping a total of 200 check cashing machines; and Employee shall receive a bonus equal to 100% of his Base Salary upon Greenland shipping 500 check cashing machines. Employee shall also be entitled to participation in any other bonus program in effect for Greenland during the employment term.

         4.       EMPLOYEE BENEFITS

                  4.01 MEDICAL, VISION, DENTAL INSURANCE COVERAGE. Greenland agrees to include Employee in any hospital, surgical, and medical, vision and dental benefit plan adopted by Greenland for other employees, at no cost to Employee, and to include Employee in all additional medical and dental benefit plans provided to other executives of Greenland. To the extent Employee qualifies for required COBRA health continuation coverage ("COBRA Coverage") upon termination of his employment, and for a period of twelve months thereafter, Employee shall be entitled to receive COBRA Coverage at no cost to Employee except if Employee is terminated for Cause.

                  4.02 AUTOMOBILE ALLOWANCE. Upon Greenland's receipt of Five Million Dollars ($5,000,000.00) in revenue from operations, and continuing thereafter during the employment

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term, Greenland shall provide Employee with a monthly automobile allowance of
$500 per month.

                  4.03 OTHER FRINGE BENEFITS. Employee shall be entitled to any and all other fringe benefits which Greenland provides for its other executive employees and for which Employee is qualified, including pension or profit sharing, stock option and related awards, and vacation and sick leave.

         5.       BUSINESS EXPENSES

                  5.01 ENTERTAINMENT EXPENSES. The services required by Greenland require Employee to incur entertainment expenses on behalf of Greenland. Greenland will promptly reimburse Employee for all reasonable business expenses incurred by Employee in promoting the business of Greenland, including expenditures for entertainment, gifts and travel upon presentation of supporting receipts which comply with Greenland's expense reimbursement policies in effect from time to time.

                  5.02 OTHER BUSINESS EXPENSES. Greenland will promptly reimburse Employee for all other business expenses reasonably incurred by Employee in connection with the business of Greenland, provided, however, unusual business expenses including without limitation first class travel, and a private office must be approved by the Chief Financial Officer prior to Employee incurring such expenses.

         6.       TERMINATION OF EMPLOYMENT

                  6.01 EFFECT OF TERMINATION. Employee's employment hereunder may be terminated by Employee or Greenland as provided in this Section 6 without further obligation or liability except as expressly provided herein.

                  6.02 RESIGNATION, RETIREMENT, DEATH OR DISABILITY. Employee's employment hereunder shall be terminated at any time by Employee's resignation (other than by Resignation for Good Reason) or by Employee's retirement at or after attainment of age 60 ("Retirement"), death or his inability to perform his duties under this Agreement because of a physical or mental illness ("Disability"). Disability for purposes of this Agreement shall mean mental or physical incapacity or both, reasonably determined by the Board of Directors of Greenland based upon a certificate of such incapacity by Employee's regular physician, rendering Employee unable to perform substantially all of his duties herein after a period of 90 consecutive days, or a period of 120 days in any calendar year.

                  6.03 TERMINATION FOR CAUSE. Employee's employment hereunder may be terminated for Cause. "Cause" shall mean: (i) conviction of a felony by a court of competent jurisdiction; (ii) material breach of any provision of this Agreement or any employment policies of Greenland as the same may be adopted from time to time; (iii) breach of Employee's fiduciary duties of loyalty and care to Greenland including the appropriation of a material business opportunity of Greenland; (iv) failure to diligently follow lawful directions of the Board of Directors to act or refrain from acting; and (v) wilful misconduct or the failure to discharge his duties in the manner required of other similarly situated officers in the same industry. Notwithstanding the foregoing, Employee shall not be terminated for Cause pursuant to this

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Section 6.03 unless and until (i) Employee has received notice of a proposed termination for Cause, which notice states in reasonable detail the basis for the termination, (ii) Employee has had an opportunity to be heard before at least a majority of the members of the Board of Directors, and (iii) Employee has been provided a period of 30 days to cure the cause of such termination, if such termination is capable of being cured. Employee shall have the opportunity to be represented by counsel at any such hearing before the Board of Directors regarding his termination. Employee shall be deemed to have had such an opportunity if given written notice at least 14 days in advance of such meeting.

                  6.04 TERMINATION WITHOUT CAUSE. Employee's employment hereunder shall be terminated without cause upon ninety (90) days notice for any reason, subject to the payment of any amounts required by Section 7 herein.

                  6.05 EXPIRATION. Employee's employment hereunder shall be terminated upon expiration of the employment term as provided in Section 1.

                  6.06 RESIGNATION FOR GOOD REASON. Following a Change of Control, as defined in Section 7.04(b), during the employment term Employee may regard Employee's employment as being constructively terminated and may, therefore, resign within ninety (90) days of Employee's discovery of any one of the following events which will constitute "Good Reason" for such resignation:

         (a) Without Employee's express written consent, the assignment to Employee of any duties materially inconsistent with Employee's position, duties, responsibilities and status with Greenland immediately prior to the Change in Control, or any subsequent removal of Employee from or any failure to re-elect Employee to any such position;

         (b) A material reduction by Greenland of Employee's Base Salary and such additional compensatory benefits which are provided to Employee;

         (c) Any purported termination of Employee's employment by Greenland or the Board of Directors which is not effected pursuant to the requirements of this Section 6 with respect to Death, Retirement, Disability or Termination for Cause; and

         (d) Failure of Greenland to renew the Agreement pursuant to Section 1.

         7.       PAYMENTS TO EMPLOYEE UPON TERMINATION

                  7.01 DEATH, DISABILITY OR RETIREMENT. In the event of Employee's Retirement, death or Disability, all benefits generally available to Greenland's employees as of the date of such an event shall be payable to Employee or Employee's estate without reduction, in accordance with the terms of any plan, contract, understanding or arrangement forming the basis for such payment. Employee shall be entitled to such other payments as might arise from any other plan, contract, understanding or arrangement between Employee and Greenland at the time of any such event.

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                  7.02 TERMINATION FOR CAUSE OR RESIGNATION WITHOUT GOOD
REASON. In the event Employee is terminated by Greenland for Cause or Employee resigns for other than Good Reason, neither Greenland nor an affiliate shall have any further obligation to Employee under this Agreement or otherwise, except to the extent provided in any other plan, contract, understanding or arrangement, or Section 8 or as may be expressly required by law.

                  7.03 TERMINATION WITHOUT CAUSE. Except to the extent a greater amount is payable to Employee pursuant to Section 7.04, upon the occurrence of a termination without Cause, whether prior to or following the occurrence of a Change in Control, as defined in Section 7.04(b), Greenland shall pay to Employee, or in the event of Employee's subsequent death, to Employee's surviving spouse, or if none, to Employee's estate, as severance pay or liquidated damages, or both, a lump sum payment equal to the Base Salary owed, if any, for the remaining term of this Agreement (and any additional compensation to which he is entitled herein) provided, however, such payment shall be paid only if Employee executes a general release of claims in a form acceptable to Greenland releasing any and all claims Employee has against Greenland arising out of his employment or the termination of said employment and does not revoke the release pursuant to its terms. Such payment shall be made not later than the fifth (5th) day following such termination without cause.

         7.04 TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON AFTER A CHANGE IN CONTROL.

         (a) If in the one (1) year period following a Change in Control, as defined below, Employee: (i) resigns for Good Reason; or (ii) is terminated without Cause, Greenland shall pay to Employee, as severance pay or liquidated damages, or both, a lump sum payment ("Severance Payment") equal to two hundred percent (200%) of Employee's average annual Base Salary and all bonuses received for the five (5) year period immediately preceding the Severance Payment, or such greater amount as the Board of Directors shall provide from time to time pursuant to terms which may not be revoked or reduced thereafter, provided, however, Employee must execute a general release of claims in a form acceptable to Greenland releasing any and all claims Employee has against Greenland arising out of his employment or the termination of said employment and Employee may not revoke the release pursuant to its terms before he shall be paid any Severance Payment pursuant to this Section 7.04. However, the total of any payment pursuant to this
Section 7.04(a) shall be limited solely to the extent necessary, in the opinion of legal counsel acceptable to Employee and Greenland, to avoid the payment of an "excess parachute" payment within the meaning of Internal Revenue Code Section 280G of any similar successor provision.

         The Severance Payment shall be made not later than the fifth (5th) day following the date of termination without Cause or resignation for Good Reason; provided, however, that if the amount of such payments cannot be finally determined on or before such date, Greenland shall pay to Employee on such date a good faith estimate of the minimum amount of such payments, and shall pay the remainder of such payments (together with interest at the rate provided in Internal Revenue Code Section 1274(b)(2)(B) of the Code), as soon as the amount thereof can be determined, but in no event later than the thirtieth (30th) day after the applicable termination date. The Chief Financial Officer of Greenland shall calculate the good faith estimate of such payments, and Greenland shall provide reasonable written documentation

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regarding its good faith estimate of the minimum amount of such payments. In the event the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by Greenland payable on the fifth (5th) day after receipt by Employee of a written demand for payment from Greenland (together with interest calculated as above) accompanied by reasonable documentation from Greenland setting forth the calculation of such excess.

                           (b) For the purposes of this Agreement,  a "Change
of Control" means, and shall be deemed to have taken place, if: (i) any person or entity or group of affiliated persons or entities, including a group which is deemed a "person" by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date hereof first acquires in one or more transactions, at least one of which is after the date of this Agreement, ownership of 25% or more of the outstanding shares of stock entitled to vote in the election of directors of Greenland; and (ii) as a result of, or in connection with, any such acquisition or any related proxy contest, cash tender or exchange offer, merger or other business combination, sale of all or substantially all of the assets of Greenland or any combination of the foregoing transactions (other than a transaction unanimously approved by the members of the Board of Directors voting thereon), hereinafter referred to as a "Transaction," the members of the Board of Directors as it was constituted on September 1, 1999, shall cease to constitute a majority of the membership of the Board of Directors or any successor to Greenland during the period commencing with the consummation of the Transaction and ending on the first to occur of: the first anniversary of such date, or the conclusion of the next meeting of shareholders to elect directors, except to the extent that any new directors during such period were elected or nominated by at least a majority of the members of the Board of Directors as it was constituted on September 1, 1999, as a group as directors (or new directors who were so nominated or elected). "Ownership" means beneficial or record ownership, directly or indirectly, other than: (i) by a person owning such shares merely of record (such as a member of a securities exchange, a nominee, or a securities depositary system); (ii) by a person as a bona fide pledgee of shares prior to a default and determination to exercise powers as an owner of the shares; (iii) by a person who owns or holds shares as an underwriter acquired in connection with an underwritten offering pending and for purposes of their public resale or planned private placement in increments of less than such 25% amount, or; (iv) by the members of the Board of Directors as it was constituted on September 1, 1999, as a group or individually, as of the date hereof or their respective successors. Without limitation, the right to acquire ownership shall not of itself constitute ownership of shares.

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         8.       DEFERRAL OF PAYMENT

                  Employee may elect to defer all or any part of his Severance Payment, Base Salary, and any bonus approved by the Board of Directors until such other time or times as designated by Employee. The election shall be exercisable by the furnishing of written notice to the Board of Directors no later than the last day of the year prior to the year in which the bonus is payable or the benefit vests. Any amounts deferred shall bear interest at the six (6) month rate applicable to Treasury securities determined as of the date of Greenland's receipt of the notice requesting deferral furnished by Employee. Employee may request the Board of Directors that such deferred amounts and interest thereon be set aside in trust for the benefit of Employee subject only to claims of the creditors of Greenland and to such other terms and conditions required by the Board of Directors and communicated in writing to Employee; provided, however, that this action shall be taken only in the sole discretion of the Board of Directors except in the case of a Change in Control, in which case the Board of Directors shall honor such a request by Employee with respect to any amounts which have been or may be deferred pursuant to this Agreement. Employee shall be permitted to withdraw his election to defer his Severance Payment, Base Salary and any bonus if the Board of Directors denies his request to have the deferred amounts and interest set aside in such a trust. Any deferral pursuant to this Section must be accompanied by a statement that Employee acts with the advice of counsel or waives any such representation. Greenland has no right to claim an offset against its obligation to pay Employee any amounts deferred in this Section 8.

         9.       NON-COMPETITION, NON-INTERFERENCE AND CONFIDENTIAL INFORMATION

                  9.01 COVENANT OF THE EMPLOYEE. In consideration of the Company entering into this Agreement and providing the Base Salary, Bonus and other benefits to Employee, and further in consideration of the Employee's continued exposure to confidential information and the Employee's continued receipt of specialized training from the Company and its subsidiaries, the receipt of which are hereby acknowledged by the Employee, the Employee covenants as follows:

                  9.02 NON-COMPETITION. During the Employee's employment hereunder, the Employee shall not, directly or indirectly, own, manage, engage in, operate or conduct, prepare to or plan to conduct or assist any person or entity to conduct any business, or have any interest in any business, person, firm, corporation or other entity (as a principal, owner, agent, employee, shareholder, officer, director, joint venturer, partner, security holder) (except for the ownership of publicly-traded securities constituting not more than five percent (5%) of the outstanding securities of the issuer thereof), creditor (except for trade credit extended in the ordinary course of business), consultant or in any other capacity that engages in any business which is the same as, similar to or competitive with the business of the Company or any subsidiary including without limitation the check cashing or ATM business anywhere in the United States. The covenants set forth in this Section 9.02 shall be construed as a series of separate covenants covering their subject matter in each of the separate states where the Company conducts business, and except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant set forth above in this Section 9.02. To the extent that any such covenant shall be judicially unenforceable in any one or more of such states, such covenant shall

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not be affected with respect to each of the other states. Each covenant with respect to such states shall be construed as severable and independent.

                  9.03 NO DIVERSION OF OTHERS. During the Executive's employment term hereunder and for one year thereafter, the Employee shall not, either for himself or for any other person, firm, corporation or other entity, directly or indirectly, or by action in concert with others:

                  (a) induce or influence, or seek to induce or influence, any person who is engaged by Greenland or its subsidiaries (as an agent, employee, consultant or in any other capacity) or any successor thereto with the purpose of obtaining such person as an employee or customer for a business competitive with Greenland's or its subsidiaries' business; or

                  (b) divert or take away, or attempt to divert or take away, or solicit or attempt to solicit, any existing or potential customer of Greenland or its subsidiaries (whether or not such customer is actually a customer of Greenland or its subsidiaries as of the date hereof, including without limitation any customer solicited by the Employee or which became known by the Employee prior to the date hereof) with the purpose of obtaining such person as an employee or customer for a business competitive with Greenland or its subsidiaries.

                  9.04 CONFIDENTIAL INFORMATION. Employee agrees to execute the Company's Confidential Information and Invention Assignment Agreement ("Confidential Agreement") upon the execution of this Agreement, a copy of which Confidential Agreement is attached hereto as Exhibit B.

         10.      INJUNCTIVE RELIEF AND ADDITIONAL REMEDY

                  10.01 In General. The Employee acknowledges and agrees that Greenland and its subsidiaries shall suffer irreparable harm in the event that the Employee breaches any of his obligations under Sections 2, 9 or 10 hereof, and that monetary damages shall be inadequate to compensate the damaged members of Greenland or its subsidiaries for any such breach. Accordingly, the Employee agrees that in the event of any breach or threatened breach by the Employee of any of the provisions of Sections 2, 9 or 10 hereof, the damaged members of Greenland or its subsidiaries shall be entitled to a temporary restraining order, preliminary injunction and permanent injunction in order to prevent or restrain any such breach or threatened breach by the Employee, or by any or all of the Employee's agents, representatives or other persons directly or indirectly acting for, on behalf of or with the Employee, without having to prove damages.

         10.02 NO LIMITATION OF REMEDIES. Notwithstanding the provisions set forth in Section 10.01 above, or any other provision contained in this Agreement, the parties hereby agree that no remedy conferred by any of the specific provisions of this Agreement, including, without limitation, this
Section 10, is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

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         11.      REASONABLENESS OF RESTRICTIONS

         The Employee has carefully read and considered the provisions of Sections 9 and 10 hereof and, having done so, hereby agrees that the restrictions set forth in such sections are fair and reasonable and are reasonably required for the protection of the interests of the Company.

         12.      GENERAL PROVISIONS

                  12.01 NOTICES. Any notices and other communications hereunder to be given hereunder by each party to the other shall be in writing and may be effected by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of two (2) days after mailing. All notices and communications hereunder shall be delivered to the respective parties at the following addresses: (i) if to Greenland,
Attention: Chief Financial Officer, 1935 Avenida Del Oro, Suite D, San Diego, California 92056; (ii) if to Employee, at Employee's address as set forth in the books and records of the Company; or to such other address as the person to whom notice is given may have previously furnished the other in writing as set forth above.

                  12.02 APPLICABLE LAW. This Agreement shall be construed under the laws of the State of California and may not be altered or modified except by an agreement in writing, signed by both parties.

                  12.03 ARBITRATION. Any dispute, controversy or claim arising out of or in respect to this Agreement (or its validity, interpretation or enforcement), the employment relationship or the subject matter hereof shall at the request of either party be submitted to and settled by final and binding arbitration conducted before a single arbitrator in San Diego County, California in accordance with the Expedited Labor Arbitration Rules of the American Arbitration Association. The arbitration shall be governed by the Federal Arbitration Act (9 U.S.C. ss.ss. 1-16). The arbitrator shall be a retired judge designated by the Presiding Judge of the San Diego County Superior Court. The arbitrator in such action shall not be authorized to change or modify any provision of this Agreement. Any award or decision obtained from any such arbitration proceeding shall be final and binding on Greenland and Employee, and judgement upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Each party shall bear its own expenses and one-half the aggregate amount of arbitration costs. Arbitration shall be the exclusive remedy of Employee and Greenland, provided, however, Greenland may institute proceedings for temporary or injunctive and/or other equitable relief in a court of competent jurisdiction pursuant to Sections 2.04, 9 and 10 herein, pending resolution by arbitration of the actual dispute between the parties.

                  12.04 ENTIRE AGREEMENT. This Agreement, the Confidential Agreement and the other Exhibits referenced herein or therein supersede any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Greenland and contain all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever.

                  12.05 PARTIAL INVALIDITY. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

                  12.06 MERGER OR CONSOLIDATION. Greenland hereby agrees that it shall not merge or consolidate into or with or sell substantially all its assets to any firm, entity, company or person until such other firm, entity, company or person expressly agrees, in writing, to assume and discharge the duties and obligations of Greenland under this Agreement. This Agreement shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

                  12.07 AMENDMENTS AND WAIVERS. This Agreement shall not be varied, altered, waived, modified, changed or in any way amended in any of its parts except by an instrument in writing, executed by the parties hereto, or by their legal representatives who are designated in writing prior to any such amendment or waiver. A waiver by either party of any of the terms of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future or of any subsequent breach thereof.

                  12.08 HEADINGS. The headings used in this agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

                  12.09 SEPARATE COUNSEL. The parties acknowledge that in connection with this Agreement the law firm of Fisher Thurber LLP represents Greenland only, and Employee has been advised to retain his own legal counsel at his expense to represent his interests.

                  12.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by facsimile, each of which shall be deemed an original, but all of which will constitute one and the same instrument.

         Executed at San Diego, California.

                                      EMPLOYER:
                                      Greenland Corporation
                                      a Nevada corporation


         By:
            ------------------------------------------
            Louis T. Montulli, Chief Executive Officer

                                      EMPLOYEE:

            ------------------------------------------
                         Lee R. Swanson


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                                    EXHIBIT A

                         LEE R. SWANSON EMPLOYMENT LIST

                                    EXHIBIT B

                          CONFIDENTIAL INFORMATION AND
                         INVENTION ASSIGNMENT AGREEMENT